                         CONSECO, INC. AND SUBSIDIARIES

               Computation of Ratio of Earnings to Fixed Charges,
     Preferred Dividends and Distributions on Company-Obligated Mandatorily
                  Redeemable Preferred Securities of Subsidiary
                       Trusts - Consolidated Basis for the
                  years ended December 31, 2000, 1999 and 1998
                              (Dollars in millions)

                                                                                        2000          1999         1998
                                                                                        ----          ----         ----
Pretax income (loss) from operations:
    Net income (loss)...............................................................  $(1,191.2)   $  595.0     $  467.1
    Add income tax expense (benefit)................................................     (376.2)      423.1        445.6
    Add extraordinary charge on extinguishment of debt..............................        5.0         -           42.6
    Add minority interest...........................................................      145.3       132.8         90.4
    Add cumulative effect of accounting change......................................       55.3         -            -
                                                                                      ---------    --------     --------

       Pretax income (loss) from operations.........................................   (1,361.8)    1,150.9      1,045.7
                                                                                      ---------    --------     --------
Add fixed charges:
    Interest expense on corporate debt, including amortization......................      438.4       249.1        182.2
    Interest expense on finance debt................................................      996.1       254.7        193.0
    Interest expense on investment borrowings.......................................       18.6        57.9         65.3
    Other...........................................................................        -           -             .5
    Portion of rental (1)...........................................................       23.5        20.3         14.6
                                                                                      ---------    --------     --------

       Fixed charges................................................................    1,476.6       582.0        455.6
                                                                                      ---------    --------     --------

       Adjusted earnings............................................................  $   114.8    $1,732.9     $1,501.3
                                                                                      =========    ========     ========

          Ratio of earnings to fixed charges........................................         (2)      2.98X        3.30X
                                                                                              =       =====        =====

          Ratio of earnings to fixed charges, excluding interest expense on
              finance debt and investment borrowings................................         (2)      5.27X        6.30X
                                                                                              =       =====        =====

Fixed charges.......................................................................  $ 1,476.6    $  582.0     $  455.6
Add dividends on preferred stock, including dividends on preferred stock of subsidiaries (divided by the ratio of income before minority
    interest and extraordinary charge to pretax income).............................       17.0         2.4         13.6
Add distributions on Company-obligated mandatorily redeemable
    preferred securities of subsidiary trusts.......................................      223.6       204.3        139.1
                                                                                      ---------    --------     --------

       Fixed charges................................................................  $ 1,717.2    $  788.7     $  608.3
                                                                                      =========    ========     ========

       Adjusted earnings............................................................  $   114.8    $1,732.9     $1,501.3
                                                                                      =========    ========     ========

          Ratio of earnings to fixed charges, preferred dividends and distributions on Company-obligated mandatorily redeemable
              preferred securities of subsidiary trusts.............................         (3)      2.20X        2.47X
                                                                                              =       =====        =====

          Ratio of earnings to fixed charges, preferred dividends and distributions on Company-obligated  mandatorily redeemable preferred securities of subsidiary trusts, excluding interest
              expense on finance debt and investment borrowings.....................         (3)      2.98X        3.55X
                                                                                              =       =====        =====

---------------------
    (1)   Interest portion of rental is estimated to be 33 percent.
    (2) For such ratios, adjusted earnings were $1,361.8 million less than fixed charges. Adjusted earnings for the year ended December 31, 2000, included: (i) special and impairment charges of $1,215.0 million; and
          (ii) provision for losses related to loan guarantees of $231.5 million, as described in greater detail in the notes to the accompanying consolidated financial statements.
    (3) For such ratios, adjusted earnings were $1,602.4 million less than fixed charges. Adjusted earnings for the year ended December 31, 2000, included: (i) special and impairment charges of $1,215.0 million; and
          (ii) provision for losses related to loan guarantees of $231.5 million, as described in greater detail in the notes to the accompanying consolidated financial statements.
